Exhibit 99.1
Press Release
FOR IMMEDIATE RELEASE

Contact:	Howard H. Nolan Senior Executive Vice President Chief Financial Officer (631) 537-1001, ext. 7255
BRIDGE BANCORP, INC.
REPORTS FIRST QUARTER 2010 RESULTS
Growth in Core Deposits and Capital
Bridgehampton, NY — April 23, 2010 Bridge Bancorp, Inc. (NASDAQ:BDGE), the parent company of The Bridgehampton National Bank, today announced net income and earnings per share for the first quarter of 2010. Highlights for the quarter include:
•	Net income of $2.1 million or $.34 per share for the quarter ended March 31, 2010.

•	Returns on average assets and equity of .95% and 14.96%, respectively.

•	Net interest income of $8.8 million, with a net interest margin of 4.34%.

•	Recognized $.9 million gain from sales of securities.

•	Average Deposits of $808.5 million, a 17% increase from the first quarter of 2009.

•	Strong liquidity with higher levels of securities and a loan to deposit ratio of 55.6%.

•	Continued solid asset quality metrics with increased reserve coverage.

•	Tier 1 Capital increased by $20.2 million or 37%, from March 2009.

•	Declared quarterly dividend of $.23 per share.
“The financial results, while lower than the comparable period in 2009, reflect a continuation of themes prevalent during this economic cycle. We again had strong fundamental growth in customers and deposits, while loan demand remained muted. Profitability was further impacted by the cost of the trust preferred securities issued in the fourth quarter of 2009. We believe this short term impact on income should be balanced against the longer term potential of substantial growth in core deposits and the balance sheet strength derived from higher levels of capital and reserves. These positives provide the financial resources and liquidity necessary, to support our community banking mission and deliver value to our customers and shareholders,” commented Kevin M. O’Connor, the President and CEO of Bridge Bancorp, Inc.
Net Earnings and Returns
Net income for the quarter ended March 31, 2010 was $2.1 million or $.34 per share, compared to $2.2 million or $.36 per share, for the same period in 2009. The decrease reflects a decline in net interest income and increased credit costs, partially offset by security gains.
Net interest income continues to be impacted by historically low market rates as liquidity created by increased core deposits and the recently issued trust preferred securities has been invested in shorter term lower yielding securities. Overall, the net interest margin at 4.34% remains strong. Substantially, all of the Bank’s assets are funded by core deposits and with loans representing less than half of total assets, opportunities exist to redeploy these funds into higher yielding loans. Non interest income increased $1.0 million with the largest component being a $.9 million gain recognized on the sales of securities. The $1.3 million provision for loan losses resulted in increased reserve coverage levels. Operating expenses trended higher due to costs related to new branches and technology initiatives.
“Our decisions this quarter, relating to liquidity deployment, security portfolio management and reserves reflect a cautiously optimistic view of market opportunities. Although actual loan growth has been minimal, inquiries from customers have increased which may translate into future loan activity. Our investment activities are consistent with a strategy of managing for the eventuality of higher interest rates. Finally, the additional provisions for loan losses, again, increased our coverage ratio of reserves to loans. We believe given the economic and regulatory environment, these actions were prudent” commented Mr. O’Connor.
Balance Sheet and Asset Quality
Total assets grew to $923.1 million at March 31, 2010, representing a 14% increase over the March 2009 level of $813.0 million. Investment securities increased $94.8 million, while net loan growth was approximately $12.3 million. The securities purchased were principally shorter term government guaranteed securities and obligations of local municipalities.
Asset quality remains a primary focus of management, regulators and shareholders, and despite continued negative industry trends, credit quality measures remain solid, exceeding comparable peer levels. Non-performing loans of $5.9 million, although higher than prior year, declined from the December 31, 2009 levels and represent only 1.3% of total loans, substantially below industry peers. More importantly, the majority of these relationships have been restructured, and the borrowers are making payments in compliance with the modified terms. Additionally, overall delinquencies are trending down in the balance of the loan portfolio. The $1.3 million provision for loan losses, net of first quarter, charge-offs of $.3 million, increased the allowance for loan losses to $7.0 million, representing a ratio of allowance to total loans of 1.54% at March 2010 compared to 1.35%, at year end and 1.03% at March 2009.
“The ability to navigate this demanding economic environment represents one of management’s greatest challenges. We are in continuous dialogue with customers assessing the impact of local and national developments on their businesses and finances, and working with borrowers, who despite short term issues, want to honor their commitments and obligations. We’re also watching industry trends to identify the concerns of regulators. Finally, we believe it’s important, at this time, despite our positive credit trends, to continue increasing reserves and coverage levels,” commented Mr. O’Connor.

Deposits ended the quarter at over $800 million, a 14% increase over March 2009 levels, as the expanded branch network, and continued sales efforts contributed to core deposit growth. This growth continues to fund the expansion of interest earning assets and the low cost of these funds contributed to a strong margin. Demand deposits for the first quarter were $217.3 million, 18% higher than last year.
Stockholders’ equity grew to $62.6 million at March 31, 2010, reflecting continued earnings growth, and a positive market valuation on our investment securities. Overall, Tier 1 capital, including the positive effects of the recently issued convertible trust preferred securities, increased to $75.4 million or 37% higher than the March 2009 level. The Company’s capital ratios continue to exceed all regulatory minimums to be classified as well capitalized.
Opportunities & Challenges
“The economic debate seems endless: Is the recession over, or are we headed for a double dip? Is commercial real estate poised for recovery or further deterioration? What will be the outcome of federal, state and local budgets? Where will proposed regulatory reform take us? To be successful in this environment we must remain focused. At its core, community banking is a local endeavor focusing foremost, on customers, their businesses, their prospects for growth and what they need from their local bank.
“Our customers have told us that they are, in general, in better shape than they were a year ago. They are seeing more prospective customers, opportunities for work and, as a result, are more optimistic. They’ve managed their businesses during a difficult cycle, making the tough choices necessary to survive and succeed. We consider this market intelligence as we look at our prospects and believe our liquidity and additional capital provide opportunities for us to participate in the budding economic recovery. Nevertheless, we remain concerned regarding the macro economic issues, including real estate values, the lack of job creation and the stubbornly high unemployment rate. These factors bear watching and will be important considerations as we look at business plans and loan requests.
“We understand that our business begins with the deposit relationship, which provides the core, stable funding enabling us to make locally based, conservatively underwritten loans and prudent investments. This strategy has not changed over the 100 years of our existence and will continue to be true. We intend to look for opportunities to expand our community banking mission. Following on the successful branch openings of Shirley and East Hampton during 2010, we will open branches in Center Moriches, Patchogue and Deer Park. All will have teams with local market knowledge and customer recognition. This remains an exciting time for our Company, and we look forward to seeing many shareholders at our upcoming annual meeting or at one of the other events we have planned to help celebrate our 100th anniversary,” concluded Mr. O’Connor.
About Bridge Bancorp, Inc.
Bridge Bancorp, Inc. is a bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank. Established in 1910, the Bank, with assets of over $900 million, and a primary market area of the North and South Forks of Eastern Long Island, extending westward into Suffolk County, operates 17 retail branch locations. Through this network and electronic delivery channels, the Bank provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through the subsidiary, Bridge Abstract and investments through Bridge Investment Services.

The Bridgehampton National Bank has a rich tradition of involvement in the community by supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.
Please see the attached tables for selected financial information.
This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements, in addition to historical information, which involve risk and uncertainties, are based on the beliefs, assumptions and expectations of management of the Company. Words such as “expects, “ “believes,” “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimated,” “assumes,” “likely,” and variation of such similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth; revenue growth in retail banking lending and other areas; origination volume in the Company’s consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from the title abstract subsidiary and banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies. For this presentation, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.
Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes, including increases in FDIC insurance rates; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demands for loan products; demand for financial services; competition; changes in the quality and composition of the Bank’s loan and investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines, changes in real estate values and other factors discussed elsewhere in this report, and in other reports filed by the Company with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

BRIDGE BANCORP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Condition (unaudited)
(In thousands)

	March 31,	December 31,	March 31,
	2010	2009	2009
ASSETS
Cash and Cash Equivalents	$16,103	$34,147	$20,694
Investment in Debt and Equity Securities, net:
Securities Available for Sale, at Fair Value	300,064	307,317	286,873
Securities Held to Maturity	121,950	77,424	40,298

Loans	455,962	448,038	441,229
Less: Allowance for Loan Losses	(7,032)	(6,045)	(4,560)

Loans, net	448,930	441,993	436,669

Premises and Equipment, net	21,833	21,306	19,276
Accrued Interest Receivable and Other Assets	14,269	15,070	9,177

Total Assets	$923,149	$897,257	$812,987

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand Deposits	$217,341	$212,137	$183,508
Savings, NOW and Money Market Deposits	448,313	440,447	371,970
Certificates of Deposit of $100,000 or more	72,916	73,401	82,449
Other Time Deposits	68,648	67,553	68,021

Total Deposits	807,218	793,538	705,948

Federal Funds Purchased and Repurchase Agreements	25,535	15,000	39,000
Junior Subordinated Debentures	16,002	16,002	—
Other Liabilities and Accrued Expenses	11,745	10,862	9,475

Total Liabilities	860,500	835,402	754,423

Total Stockholders’ Equity	62,649	61,855	58,564

Total Liabilities and Stockholders’ Equity	$923,149	$897,257	$812,987

Selected Financial Data:

Capital Ratios
Total Capital (to risk weighted assets)	14.7%	14.5%	11.3%
Tier 1 Capital (to risk weighted assets)	13.5%	13.4%	10.4%
Tier 1 Capital (to average assets)	8.4%	8.6%	6.9%

Asset Quality
Non-performing loans	$5,857	$5,891	$3,053
Real estate owned	—	—	—

Non-performing assets	$5,857	$5,891	$3,053

Non-performing loans/Total loans	1.28%	1.31%	0.69%
Allowance/Non-performing loans	120.06%	102.61%	149.36%
Allowance/Total loans	1.54%	1.35%	1.03%

BRIDGE BANCORP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (unaudited)
(In thousands, except per share amounts)

	Three months ended
	March 31,
	2010	2009

Interest Income	$10,798	$11,023
Interest Expense	1,967	1,940

Net Interest Income	8,831	9,083
Provision for Loan Losses	1,300	900

Net Interest Income after Provision for Loan Losses	7,531	8,183

Other Non Interest Income	1,056	972
Title Fee Income	255	207
Net Securities Gains	891	—

Total Non Interest Income	2,202	1,179

Salaries and Benefits	3,837	3,612
FDIC Assessments	295	279
Other Non Interest Expense	2,469	2,198

Total Non Interest Expense	6,601	6,089

Income Before Income Taxes	3,132	3,273
Provision for Income Taxes	1,002	1,064

Net Income	$2,130	$2,209

Basic Earnings Per Share	$0.34	$0.36

Diluted Earnings Per Share	$0.34	$0.36

Selected Financial Data:

Return on Average Total Assets	0.95%	1.11%
Return on Average Stockholders’ Equity	14.96%	16.10%
Net Interest Margin	4.34%	5.00%
Efficiency Ratio	63.18%	57.64%